Exhibit 11

WESTAMERICA BANCORPORATION
COMPUTATION OF EARNINGS PER SHARE ON
COMMON AND COMMON EQUIVALENT SHARES AND
ON COMMON SHARES ASSUMING FULL DILUTION

                                   Three months          Six months
                                  ended June 30,        ended June 30,
                                 ----------------     -----------------
                                  1996     1995 *       1996     1995 *
                                 -----     ------     ------     ------
(In thousands, except per share

Weighted average number of
  common shares outstanding      9,737      9,903      9,752      9,908

Add exercise of options reduced
  by the number of shares that
  could have been purchased with
  the proceeds from such
  exercise                         247        259        246        244
                                ------     ------     ------     ------
         Total                   9,984     10,162      9,998     10,152

Net income                      $9,352     $6,538    $18,499    $14,088

Primary earnings per share       $0.96      $0.66      $1.90      $1.42
                                 =====      =====      =====      =====
Fully-diluted earnings
  per share                      $0.94      $0.64      $1.85      $1.39
                                 =====      =====      =====      =====


* Restated on an historical basis to reflect the July 17, 1995 acquisition of North Bay Bancorp, on a pooling-of-interests basis.